NEWS RELEASE

OTCBB: TXLA

Exhibit 99.1

DRILLING UPDATE ON TEXOLA ENERGY’S CHINCHAGA WELL #1, ALBERTA, CANADA

VANCOUVER, B.C., January 3, 2007 -- Texola Energy Corp. (‘Texola’ or the ‘Company’) (OTCBB: TXLA) is pleased to announced that as of 08:00 hours on December 31, 2006 drilling had reached a depth of 1378 meters on the Company’s Chinchaga #1 well (8-24-95-8W6). The progress was 189 meters for the 24 hour period. The target is at 2700 meters.

Chinchaga, Alberta is known for some of North America’s most prolific gas fields, the most prominent being the 450 BCF Cranberry field, the 430 BCF Hamburg field and more recently the 450 BCF Ladyfern field. These fields all produce from the upper Devonian Slave Point formation where the leached and fractured limestone provides a highly permeable and porous reservoir capable of producing more than 50 million cubic feet of gas per day during their first year of production. The entire Slave Point formation in north-central Alberta and British Columbia is estimated to contain 7 TCF gas in place.

The high carbonate content of the off-bank strata at Ladyfern previously made seismic imaging of the Slave point formation in similar areas virtually impossible prior to the 1990s. Since then, advances in 3D seismic, reprocessing of data and a new understanding of the area’s characteristics have opened a window of opportunity in the less densely drilled areas to the south of three previously mentioned gas fields.

Chinchaga is one of these very high quality prospects which were generated by Suncor Energy Inc. after a careful evaluation of geologic studies including sample work of virtually all offsetting wells, seismic modeling, reprocessing and reinterpretation, combined with a 3D seismic survey covering the leases.

We look forward to providing updates on this very exciting prospect once we are in receipt of the same.

About Texola Energy Corp.

Texola is an emerging, growth oil and gas exploration company focused on providing exceptional shareholder value and appreciation by finding, exploring and developing large scale, early stage oil and gas projects in North America.

To achieve this goal, the Company has recently undertaken various exploration initiatives, one of which is an early stage exploration prospect in Nevada, USA, and the second is located in Northern Alberta, Canada. Both of these projects offer the Company the potential to exploit and develop large, world-class reservoirs.

For further information contact:

Texola Energy Corp.

Gordon Nesbitt, Investor Relations

North America Toll Free: 1-866-329-5488 / Email: info@texolaenergy.com

Notice Regarding Forward Looking Statements

This news release contains “forward-looking statements”, as that term is defined in Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Securities Exchange Act of 1934, as amended. Statements in this press release, which are not purely historical, are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors. These forward-looking statements are made as of the date of this news release and Texola assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although Texola believes that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance those beliefs, plans, expectations, or intentions will prove to be accurate. Investors should consider all of the information set forth herein and should also refer to the risk factors disclosed in Texola’s periodic reports filed from time-to-time with the Securities and Exchange Commission and available at www.sec.gov.